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                                                                    EXHIBIT 10.4

                              RESOLUTION AMENDING
                         DEFERRED COMPENSATION PLAN FOR
               NON-EMPLOYEE DIRECTORS OF SCIENTIFIC-ATLANTA, INC.


WHEREAS, the Board of Directors of the Corporation approved the Stock Plan for Non-Employee Directors (the "Stock Plan") at its August 24, 1995, meeting, subject to shareholder approval of the Stock Plan;

WHEREAS, the shareholders of the Corporation approved the Stock Plan on November 8, 1995;

WHEREAS, under the Stock Plan, non-employee directors will receive a grant of shares of the Corporation's common stock on an annual basis and will be entitled, at their election, to receive shares of the Corporation's common stock in lieu of receiving cash compensation for their service on the Board and its Committees;

WHEREAS, the Board desires to amend the Deferred Compensation Plan for Non-Employee Directors of Scientific-Atlanta, Inc. (the "Plan") to allow non-employee directors to defer the receipt of shares of the Corporation's common stock granted under the Stock Plan; and

WHEREAS, under Paragraph 9.1 of the Plan, the Board has the power and authority to amend the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the amended and restated "Deferred Compensation Plan for Non-Employee Directors of Scientific-Atlanta, Inc." attached to this resolution is hereby adopted and approved by the Board in its entirety and that such amended and restated Plan replaces the current Plan.





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